SERVICES AGREEMENT

This Agreement is made as of                     by and among                                              a                     (“Trust Entity”), Tweedy, Browne Fund Inc. (“Company”), a registered investment company, on behalf of each of its series identified on Schedule A to this Agreement (the “Funds”), Tweedy, Browne Company LLC (“Investment Adviser”), a Delaware limited liability company and investment adviser to the Funds, and AMG Distributors, Inc. (“Distributor”), a Delaware corporation and distributor for the Funds.

PRELIMINARY STATEMENTS

A. Trust Entity or its Designee (as defined below) desires to provide administrative services and functions comprised of, but not limited to, recordkeeping, reporting and processing services for various accounts (the “Clients”), which services include processing and transfer arrangements for the investment and reinvestment of Client assets in Funds specified by an investment adviser, sponsor or committee representing the Client (a “Client Representative”).

B. Trust Entity and Company desire to facilitate certain services relating to the purchase, holding and redemption of shares of the Funds on behalf of the Clients through a single omnibus account in each Fund (“Account”) to be maintained of record by Trust Entity as nominee of all Clients investing in such Fund, subject to the terms and conditions of this Agreement.

C. The definition herein of certain persons as “Clients” is solely for ease of nomenclature and is not intended to establish a client relationship with any person.

AGREEMENTS

The parties agree as follows:

1. Performance of Services. Trust Entity agrees to perform such administrative functions and services with respect to the shares of the Funds owned by the Clients and included in the Accounts as may be determined in consultation with the Clients (the “Services”). Nothing in this Agreement shall limit Trust Entity’s right to engage one or more subcontractors or agents (each, a “Designee”) to provide all or any portion of the Services. Neither Party shall be called upon to accept liability for damages caused by independent parties, other than Designees, beyond its control.

2. The Accounts.

(a) Each Account shall be opened based upon information provided by Trust Entity in a format acceptable to the Fund. In connection with each Account, Trust Entity represents, warrants and certifies that it is authorized to act on behalf of each Client effecting transactions in the Account and that the Account information communicated to Company, including the taxpayer ID number, is accurate and correct.

(b) Company shall designate each Account with an account number. Account numbers shall be the means of identification when the parties are transacting in the Accounts. The assets in the Accounts are assets of the Clients and are segregated from Trust Entity’s own assets. Company agrees to cause the Accounts to be kept open on each Fund’s books regardless of a lack of activity or small position size except to the extent Trust Entity takes specific action to close an Account or to the extent an account falls below the minimum initial investment stated in the Funds’ prospectus. In the latter two cases, Company shall give prior notice to Trust Entity before closing an Account.

3. Pricing Information. For each Fund, Company shall use its best efforts to furnish to Trust Entity prior to 9:00 p.m., Eastern time, on each day that the New York Stock Exchange (the “NYSE”) is open for business or on which the Fund otherwise calculates net asset value (a “Business Day”), the Fund’s net asset value for purchase and redemption orders received prior to the time as of which the Fund computed its net asset value that day. Company shall communicate this information via indirect or direct systems access acceptable to Trust Entity.

4. Price Errors.

(a) Notification. If an adjustment is required in accordance with a Fund’s then current policies on reimbursement (“Fund Reimbursement Policies”) to correct any error in the computation of the net asset value of Fund shares (“Price Error”), Company shall notify Trust Entity as soon as practicable after discovering the Price Error. Notice may be made via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change.

(b) Credits. If Company determines to make adjustments to shareholder accounts and if a Trust Entity provides Company with information regarding the Client accounts included in the Account sufficient to enable Company to determine that such Client(s) should receive a favorable adjustment or payment, Company shall make all necessary adjustments (subject to the Fund Reimbursement Policies) so that the Account receives the amount to which such Client(s) would have been entitled.

(c) Debits. If Company determines to make adjustments to shareholder accounts and if a Price Error caused any Client to receive more than the amount to which it otherwise would have been entitled, Trust Entity, when requested by Company, shall use its best efforts to provide Company with information sufficient for Company to calculate such amount and, upon receiving information from Company regarding the Clients and amounts to be debited or collected, shall make such debit and use its best efforts to make such collection.

(d) Client or Account Level. Company may also make such adjustments at the Client or Account level if it so determines and Trust Entity shall use its best efforts to assist Company in making all necessary determinations.

(e) Fund Reimbursement Policies. Company agrees to treat Trust Entity’s customers no less favorably than Company treats other Fund shareholders in applying the provisions of paragraphs 4(b) through 4(d).

5. Purchase and Redemption Orders.

(a) Fund/SERV Transactions. The parties choose to use Fund/SERV to transmit and receive all purchase and redemption orders. In connection with the use of Fund/SERV, the provisions of this Section 5(a) shall apply:

(i) On each Business Day, Trust Entity shall aggregate all purchase and redemption orders for shares of a Fund that it received prior to the close of regular trading on the NYSE (normally, 4:00 p.m., Eastern time) or as of such other time as of which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (the “Close of Trading”). Trust Entity shall communicate to Company on that Business Day, via Fund/SERV, the purchase or redemption orders for each account (if any) that it received prior to the Close of Trading on such Business Day (the “Trade Date”). Any orders received by Trust Entity after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day. All trades communicated to Company in accordance with this paragraph and any rules adopted by the Securities and Exchange Commission (“SEC”), which may in the future require that all trades be communicated to Company prior to Close of Trading, shall be treated by Company as if they were received by Company prior to the Close of Trading on the Trade Date.

(ii) All orders are subject to acceptance by Company and become effective only upon confirmation by Company. Company reserves the unqualified right (a) not to accept any specific order for the purchase (including by exchange) of shares, and (b) to require any purchase or redemption order to be settled outside of Fund/SERV, in which case the order shall not be “confirmed” by Company, but rather shall be accepted for redemption for purposes of the forward pricing rule for settlement outside of Fund/SERV. In the case of a delayed settlement, Trust Entity shall provide Company with such wire or other instructions as are necessary to enable Company to arrange for the wire or other settlement of such redemptions no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940, as amended (the “1940 Act”).

(b) Manual Transactions. If there are technical problems with Fund/SERV, the provisions of this Section 5(b) shall apply:

(i) On each Business Day, the Trust Entity shall aggregate and calculate the net purchase and redemption orders for each Account for shares of a Fund that it received prior to the Close of Trading and communicate to Company the net aggregate purchase or redemption order (if any) for each Account for such Business Day (which is also the Trade Date). This communication shall be by electronic transmission through direct access to Company’s recordkeeping system, telephone, or facsimile (or by such other means as the parties to this Agreement may agree to in writing) and shall be received by Company prior to 8:00 a.m., Eastern time, on the next Business Day following the Trade Date. All trades communicated to Company by this deadline shall be treated by Company as if they were received by Company prior to the Close of Trading on the Trade Date.

(c) No Conditional Orders/As-of Orders. Trust Entity shall not accept any conditional orders. Company may in its sole discretion accept or reject an “as of” order relating to a prior NAV if the Trust Entity was physically unable to communicate the order to Company in a timely manner and certifies as to that fact. If an “as of” order is accepted by Company, Trust Entity agrees to indemnify the applicable Fund for any damage to the Fund or its shareholders caused by the acceptance of such order and shall provide a letter of indemnity to the Fund with respect to each such order.

(d) Agency. Company appoints the Trust Entity as its agent for the limited purpose of receiving, aggregating, netting and forwarding purchase and redemption orders from the Clients. Trust Entity shall have no authority to accept any order.

(e) Short Term Trading. Trust Entity shall:

(i) apply and remit to the applicable Fund any redemption fee charged by any of the Funds on a Client basis as described in the Funds’ prospectus;

(ii) use its best efforts, and cause the Clients to use their best efforts, to prevent short term trading in shares of any of the Funds that is inconsistent with the policies for such Fund described in the Prospectus;

(iii) make available to Company such information, and provide such certifications, as Company shall reasonably require to verify the application of redemption fees or absence of short term trading;

(iv) provide, promptly upon request by Company, the Taxpayer Identification Number of all shareholders that purchased, redeemed, transferred, or exchanged shares held through an account with Trust Entity, and the amounts and dates of such shareholder purchases, redemptions, transfers, and exchanges; and

(v) execute any instructions from Company to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder who has been identified by Company as having engaged in transactions of Fund shares (directly or indirectly through Trust Entity’s account) that violate policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

6. Settlement of Transactions.

(a) Fund/SERV Transactions. All trades placed through Fund/SERV and confirmed by Company via Fund/SERV shall settle in accordance with Distributor’s profile within Fund/SERV applicable to Trust Entity.

(b) Manual Transactions. If there are technical problems with Fund/SERV, the provisions of this Section 6(b) shall apply:

(i) Purchases. Company shall provide to Trust Entity written instructions (“Purchase Instructions”) for wire transfers to the custodian for the applicable Funds. Trust Entity shall wire, or arrange for the wire of, the purchase price for each purchase order in accordance with the Purchase Instructions so that the funds are received by the Funds’ custodian by no later than close of business on the next Business Day following the Trade Date, and Trust Entity shall use its best efforts so that such funds, or a Federal Funds wire system reference number, are provided to Company by 11:30 a.m. Eastern Time. Trust Entity agrees that if it or its Designee fails to provide funds to the Funds’ custodian by the close of business on the next Business Day following the Trade Date, then, at the option of Company, Investment Adviser and/or Distributor, (A) the transaction may be canceled, or (B) the transaction may be processed at the next-determined net asset value for the applicable Fund after purchase order funds are received. In such event, Trust Entity shall indemnify and hold harmless Investment Adviser, Distributor, Company and the applicable Fund from any liabilities, costs and damages any may suffer as a result of such failure to provide funds in accordance with such deadline and shall provide the Client with the correct NAV at its own expense.

(ii) Redemptions. Company shall use its best efforts to cause to be transmitted, by wire transfer on the Business Day immediately following the Trade Date, to such account as Trust Entity shall direct in writing, the proceeds of all redemption orders placed by Trust Entity by 11:30 a.m., Eastern time, on the Business Day immediately following the Trade Date. Should Company need to extend the settlement on a trade, it shall notify Trust Entity of such extension. For purposes of determining the length of settlement, Company agrees to treat Clients who hold shares through the Accounts no less favorably than other shareholders of the Funds. Each wire transfer of redemption proceeds shall indicate, on the Federal Funds wire system, the amount attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, Company shall, on the day the wire is sent, fax such entries to Trust Entity or, if possible, send such entries via direct or indirect systems access until otherwise directed by the Trust Entity in writing.

7. Maintenance of Records.

(a) In the event the parties agree to participate in the NSCC’s Trust Networking service, recordkeeping and other administrative services to Clients shall be performed in accordance with the standards of the NSCC applicable from time to time, except as the parties hereto otherwise agree in writing. In all other cases, or if there are no applicable NSCC standards in effect, recordkeeping and administrative services to Clients shall be the responsibility of Trust Entity and shall not be the responsibility of the Funds, Investment Adviser, Company or Distributor. None of the Funds, Investment Adviser, Company or Distributor shall maintain separate accounts or records for the Clients. Trust Entity shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services and in making shares of the Funds available to the Account.

(b) Upon the reasonable request of a party (the “Requesting Party”) to another party (the “Requested Party”), the Requested Party shall provide the Requesting Party with copies of all the historical records relating to transactions contemplated under this Agreement as are maintained by the Requested Party in the ordinary course of its business, and as may enable the Requesting Party or its representatives, including without limitation its auditors or legal counsel, to (i) monitor and review the Services, (ii) comply with any request of a governmental body or self-regulatory organization or the Clients, (iii) verify compliance with the terms of this Agreement, (iv) make required regulatory reports, or (v) perform general customer supervision. Trust Entity agrees that it shall permit Company, Investment Adviser and Distributor or representatives of any of them to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services and to verify to Company’s reasonable satisfaction that all purchase and redemption orders aggregated for each Trade Date were received by Trust Entity or its Designees prior to the Close of Trading on the NYSE on such Trade Date or, at Company’s request, to certify to the foregoing and provide copies or summaries of pertinent compliance policies and procedures and any report regarding the operation thereof.

(c) The parties agree to cooperate in good faith in providing records to one another pursuant to this Section 7.

8. Account Activity and Distribution Information.

(a) For manual trades, Distributor and/or Company shall provide Trust Entity (i) confirmations of Account activity within five Business Days after each day on which a purchase or redemption of Fund shares is effected for an Account, (ii) statements detailing activity in each Account no less frequently than annually, and (iii) other information as may be reasonably requested by Trust Entity. At such time as transactional information is transmitted by Trust Entity through Fund/SERV and Company is able to receive it, Company shall provide confirmations of Account activity through Fund/SERV on each Business Day as a purchase or redemption of Fund shares is effected for an Account provided that no technical problems prevent transmission of such information through Fund/SERV.

(b) As to each Fund, Company shall provide Trust Entity with all distribution announcement information through the NSCC profile service as soon as it is announced by each Fund. The distribution information shall set forth ex-date, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by Trust Entity. Where possible, Company shall provide Trust Entity with direct or indirect systems access to Company’s systems for obtaining such distribution information.

(c) Unless otherwise requested by Trust Entity, all dividends and capital gains distributions shall be automatically reinvested on the payable date at net asset value in accordance with each Fund’s then current prospectus.

(d) If requested in writing by Company, and at Company’s and or Investment Adviser’s expense, Trust Entity shall provide to Company: (i) the number of open accounts maintained by Trust Entity on the last day of each month which held shares of each Fund, and (ii) such other information in connection with this Agreement as may be reasonably requested by Company.

9. Proxies. Trust Entity shall, at its expense, distribute, or arrange for the distribution of, all proxy material furnished by the Funds to each Client and, if applicable, vote each Client’s shares as directed by the Client or Client Representative. Trust Entity and its agents shall in no way recommend action in connection with or oppose or interfere with the solicitation of such proxies.

10. Fund Expenses. Trust Entity shall not bear any of the expenses for the cost of registration of the Funds’ shares, preparation of the Funds’ prospectuses, proxy materials and reports, and the preparation of other related statements and notices required by law.

11. Client Communications. Company shall, as applicable, provide in bulk to Trust Entity or its authorized representative, at a single address and at no expense to Trust Entity, the following shareholder communications materials prepared for circulation to shareholders of record of a Fund in quantities requested by Trust Entity that are sufficient to allow mailing thereof by Trust Entity or a Client Representative and, to the extent required by applicable law, to all Clients: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof, including to the extent requested, statements of additional information. None of the Funds, Investment Adviser, Company or Distributor shall be responsible for the cost of distributing such materials to Client Representatives or Clients.

12. Compliance with Laws. Company, Investment Adviser, Distributor, Trust Entity and its Designees shall comply with all laws, rules and regulations applicable to them in connection with the performance of each of their respective obligations under this Agreement, or applicable to the performance of each of their respective businesses.

13. Indemnification.

(a) Trust Entity shall indemnify, defend and hold harmless Company, Investment Adviser, Distributor and each Fund and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended (the “1933 Act”) (“Company Indemnitees”) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees) they incur (“Losses”) insofar as such Losses arise out of or are based upon (i) the provision of Services by Trust Entity or its Designees, (ii) Trust Entity’s or its Designees’ negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, (iii) any breach by Trust Entity or its Designees of any material provision of this Agreement, (iv) adherence to instructions that Company, Investment Adviser or Distributor reasonably believes were originated by authorized representatives of Trust Entity, and (v) any material breach by Trust Entity or its Designees of a representation, warranty or covenant made by it in this Agreement (including the failure to wire funds or provide the Federal Funds reference number thereof by the deadline established in Section 6(b)(i)). If the parties choose to use Fund/SERV, then, in consideration for the establishment of the Accounts without the physical delivery of properly executed account applications and the authorization of the purchase and redemption of non-certificated shares of any of the Funds for Accounts through Fund/SERV without the delivery of a properly executed and guaranteed stock power or other power of attorney, Trust Entity shall further indemnify and hold harmless Company Indemnitees from and against all Losses that may arise from the establishment of the Accounts or in connection with any orders for the purchase, exchange or sale of shares of the Funds communicated by Trust Entity or its agents by way of Fund/SERV. Trust Entity shall also reimburse Company Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Trust Entity may otherwise have.

(b) Trust Entity shall make whole Company, Investment Adviser and Distributor for any losses or reasonable costs incurred by any of them as a result of any informational, promotional or other materials referring to the Funds that are not approved by Company, Investment Adviser or Distributor in writing prior to use.

(c) Company, Investment Adviser and Distributor shall indemnify, defend and hold harmless Trust Entity and each of its affiliates, directors, officers, employees and agents and each person who controls it within the meaning of the 1933 Act (the “Trust Entity Indemnitees”) from and against any and all Losses insofar as such Losses arise out of or are based upon (i) Company’s, Investment Adviser’s or Distributor’s negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement (ii) any breach by Company, Investment Adviser or Distributor of any material provision of this

Agreement, (iii) any untrue or alleged untrue statement of a material fact contained in the prospectus or statement of additional information of any Fund or any promotional material or other information furnished by them to Trust Entity, in writing, for distribution to the Clients, and (iv) any material breach by Company, Investment Adviser or Distributor of a representation, warranty or covenant made in this Agreement. Company, Investment Adviser and Distributor shall also reimburse the Trust Entity Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Company, Investment Adviser and Distributor may otherwise have.

(d) Promptly after receipt by a party entitled to indemnification under this Section 13 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 13 (the “Indemnifying Party”), notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Section 13. In case any such action is brought against any Indemnified Party, and it notified the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this Section 13 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party may not settle any action without the written consent of the Indemnifying Party. The Indemnifying Party may not settle any action without the written consent of the Indemnified Party unless such settlement completely and finally releases the Indemnified Party from any and all liability. In either event, consent shall not be unreasonably withheld.

14. Representations and Warranties.

(a) Company, Investment Adviser and Distributor. Company, Investment Adviser and Distributor each represents and warrants to Trust Entity that:

(i) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(ii) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv) The execution, performance and delivery of this Agreement shall not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations; and

(v) The Funds are, and shall be, registered as investment companies under the 1940 Act, or series or classes thereof, and Fund shares sold by the Funds are, and shall be, registered under the 1933 Act, in each case, except to the extent Trust Entity is so notified in writing.

(b) Trust Entity. Trust Entity represents and warrants to Company, Investment Adviser and Distributor that:

(i) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(ii) This Agreement constitutes the legal, valid and binding obligation of Trust Entity and is enforceable against Trust Entity in accordance with its terms;

(iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv) The execution, performance and delivery of this Agreement shall not result in Trust Entity or any Designee violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

(v) It and each Designee is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934 (the “1934 Act”) or as a broker-dealer pursuant to Section 15 of the 1934 Act, or is a “bank” for purposes of the 1934 Act;

(vi) The arrangements provided for in this Agreement shall be disclosed to the Clients;

(vii) It and each Designee is not and shall not be a “fiduciary” with respect to the provision of the Services for any Client as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, Trust Entity and its Designee may be a fiduciary to the extent allowed by applicable law upon the advice of its own counsel;

(viii) It and each Designee is registered as a broker-dealer under the 1934 Act and any applicable state securities laws, including any laws applicable as a result of entering into and performing the Services set forth in this Agreement, or is not required to be so registered;

(ix) It and each Designee is authorized to act on behalf of each Client on whose behalf it is effecting transactions in the Account in connection with the Services pursuant to an agreement with the Client and is satisfied that the person or persons who signed the Trust Entity’s or Designees’ contracts with the Client were themselves properly authorized by the Client and the entity which they represent;

(x) It has compliance systems in place to detect the placement of any orders for Fund shares after the Close of Trading by the Clients, Client Representatives, the Trust Entity, or its own personnel and to prevent the forwarding of such orders to the Fund for the Business Day on which such orders are received and will periodically utilize internal or external resources to test the functioning of such compliance systems; and

(xi) It has established and will maintain an anti-money laundering (“AML”) program reasonably designed to comply with all applicable AML laws and regulations, including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c) Each party acknowledges that neither Company nor Investment Adviser have agreed to compensate Trust Entity in contravention of Rule 12b-1(h) under the 1940 Act.

15. Termination.

(a) Any party may terminate this Agreement by providing 90 days’ prior written notice to the other parties. In addition, this Agreement may be terminated by any party immediately upon notice to the other parties in the event that any party becomes unable for any reason to perform the services contemplated by this Agreement to be performed by it.

(b) Notwithstanding the foregoing, this Agreement may be terminated by any party (i) at any time by giving 30 days’ prior written notice to the other parties in the event of a material breach of this Agreement by any other party or parties that is not cured during such 30-day period; and (ii) at any time by giving written notice to the other parties: (A) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement or the activities of Company or Distributor by FINRA, the SEC or any other regulatory body provided that the terminating party has a reasonable belief that the institution of formal proceedings is not without foundation and shall have a material adverse impact on the terminating party; (B) upon assignment of the Agreement in contravention of the terms of this Agreement; (C) in the event shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of the Accounts (prompt notice shall be given by either party to the other in the event the conditions of this provision occur); (D) as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; and (E) if and when applicable, at such time as any party ceases to participate in Fund/SERV.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

17. Amendment and Waiver. No provision of this Agreement shall be modified, amended or waived except in writing and only when signed by all of the parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, Company may unilaterally amend Schedule A to this Agreement to add additional investment companies, or series or classes thereof, (“New Funds”) as Funds by sending to Trust Entity a written notice of the New Funds. Any valid waiver of a provision set forth in this Agreement shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

18. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of all parties or as expressly contemplated by this Agreement.

19. Entire Agreement. This Agreement contains the full and complete understanding between the parties with respect to the transactions covered and contemplated under this Agreement, and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

20. Relationship of Parties; No Joint Venture. Except for the limited purpose provided in Section 5(d), all Services performed under this Agreement by Trust Entity shall be as an independent contractor and not as an employee or agent of Company, Investment Adviser, Distributor or the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties.

21. Operations of Funds. In no way shall the provisions of this Agreement limit the authority of any Fund, Company, Investment Adviser or Distributor to take any action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares. In no way shall the provisions of this Agreement limit the authority of Trust Entity to take any action as it may deem appropriate or advisable in connection with all matters relating to the provision of Services or the shares of funds other than the Funds offered to the Clients.

22. Notices. All notices under this Agreement shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the respective parties as follows:

if to Trust Entity:

if to Company:	Tweedy, Browne Fund Inc.
One Station Place
Stamford, CT 06902
Attention: Mutual Fund Department
Facsimile No.: (203) 703-0726

if to Investment
Adviser:	Tweedy, Browne Company LLC
One Station Place
Stamford, CT 06902
Attention: Legal and Compliance Department
Facsimile No.: (203) 703-0726

if to Distributor:	AMG Distributors, Inc.
600 Steamboat Road, Suite 300
Greenwich, CT 06830
Attention: Compliance Department
Facsimile No.: (203) 299-3580

23. Expenses. All expenses incident to the performance by each party of its respective duties under this Agreement shall be paid by that party.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

25. Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

By:
Name:
Title:

TWEEDY, BROWNE FUND INC.

By:
Name:
Title:

AMG DISTRIBUTORS, INC.

By:
Name:
Title:

TWEEDY, BROWNE COMPANY LLC

By:
Name:
Title:

Schedule A

Funds

Tweedy, Browne Value Fund

Tweedy, Browne Global Value Fund

Tweedy, Browne Worldwide High Dividend Yield Value Fund

Tweedy, Browne Global Value Fund II – Currency Unhedged